August 19, 2010

URGENT-YOUR RESPONSE IS NEEDED

1-877-283-0322

“Address 1”

Re: Shares of Oak Value Fund

Dear Shareholder,

We have been trying to get in touch with you regarding an extremely important matter pertaining to your investment in the Oak Value Fund.  This matter pertains to a proposed reorganization of the Fund and a change in ownership of the Fund’s investment advisor, Oak Value Capital Management, Inc.  Therefore it is extremely urgent that we speak to you.

Please call us toll-free at 1-877-283-0322 between 9:00 a.m. and 11:00 p.m. EST, Monday to Friday.  This process will only take a few minutes of your time.

It is imperative that we hear from you in order to discuss your options regarding the above-mentioned matter as we believe it will be advantageous for shareholders of the Oak Value Fund.

Your prompt response is greatly appreciated.

Sincerely,

Larry D. Coats, Jr.

President

Oak Value Trust

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